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                                October 7, 1994




Santa Fe Pacific Corporation
1700 East Golf Road
Schaumburg, Illinois, 60173-5860
Gentlemen:

    I am Counsel to Santa Fe Pacific Corporation, a Delaware corporation (the "Company"), and as such have participated in the registration of 3,000,000 shares of the Company's Common Stock, $1.00 par value (the "Shares"), by the Company on a Registration Statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement"). The Shares are issuable in connection with The Santa Fe Pacific Retirement and Savings Plan for Salaried Employees (the "Plan"). I have examined the Restated Certificate of Incorporation of the Company in the form incorporated by reference as Exhibit 4(a) to the Registration Statement, and such other records and documents as I have deemed necessary for the purposes of this opinion.

    Based upon the foregoing, I are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

    I consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                  Very truly yours,

                                  /s/ Jeffrey R. Moreland

20066391.1